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                                  EX-10.46


DATE:      March 8, 1994

MEMO TO:   The Board of Directors of ICH

FROM:      Robert Beisenherz, Chairman

RE:        ICH Deferred Compensation Plan

Since January 1988, ICH has provided a Deferred Compensation Plan for "a select group of management or highly compensated employees." The purpose of the Plan was to aid in attracting and retaining employees of exceptional ability by providing a tax deferred means to supplement their retirement income.

The Plan provides two means of deferrals:

1. AWARD - The Compensation Committee at its discretion may make annual Awards to the Participants' Deferred Benefit Accounts.

2. VOLUNTARY SALARY DEFERRALS - A Participant may at his discretion defer all or a portion of his annual Salary to a Voluntary Salary Deferral Account.

The timing and the amount of past Awards have been inconsistent and have not followed any set criteria. No new Participants have been added to the plan in the past three years and no Awards were made in 1993.

Additionally, a number of individuals are participating who do not meet the general guidelines for this type of deferred compensation plan.

Proposed changes and continued basic provisions are as follows:

                           PROPOSED CHANGES

1.   Eligibility - Determined by annual base Salary

     A. New Participants - $100,000 will be the minimum Salary requirement. Eligibility will occur upon the later of (a) Participant's completion of the waiting period following employment or (b) his attainment of a Salary of $100,000 if employed for more than two years.


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     (1)  Waiting Period - New employees will become eligible for participation at the end of the second calendar year following the date of employment.


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Memo to the ICH Board of Directors
March 8, 1994
Page Two

     B. Current Participants - $85,000 will be the minimum Salary requirement for continuation in the Plan. Participation for employees with salaries of less than $85,000 will be discontinued effective March 31, 1994, and their accounts paid to them.

2. Annual Award - Awards will be made annually, effective December 31st of each year.

3. Award Amount - 4% of base annual Salary will be the annual Award for each Participant.

4. Vesting Period - A Participant will be vested in his Award account at the rate of 20% per year, beginning on the date of the first Award grant. The Voluntary Salary Deferral account will be 100% vested at all times.

                         CONTINUED BASIC PROVISIONS

1. Death Benefit - Two times annual Salary (not to exceed $1 million) prior to termination of employment.

    To become a Participant in the Plan, an employee must submit Evidence of Insurability and be approved within Company underwriting guidelines. If a Participant is uninsurable, the Death Benefit will be equal to his award account.

    The insurance benefit is funded by a Southwestern Life group term contract issued to Facilities Management Installation Inc.

2. Disability - If the service of a Participant terminates because of a Disability, the Participant will be 100% vested in his Award account.

3. Unsecured General Creditors - This is not a tax-qualified or an ERISA plan and therefore the Plan assets or insurance are not held under any trust for the benefit of the Participants or their Beneficiaries. The Company's obligation under the Plan is that of an unfunded and unsecured promise of the Company to pay future benefits.

Upon approval by the Board, the appropriate amendments to the Plan will be filed with the Department of Labor.